QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

BANK OF GRANADA HILLS
1994 STOCK OPTION PLAN
Adopted July 14, 1994

        1.    Purchase.    The purpose of the 1994 Stock Option Plan (the "Plan") is to strengthen BANK OF GRANADA HILLS (the "Bank") and those corporations which are or hereafter become subsidiary corporations of the Bank, within the meaning of Section 425 of the Internal Revenue Code of 1986, as amended (the "Code"), by providing to participating employees and directors added incentive for high levels of performance and for unusual efforts to increase the earnings of the Bank and its subsidiary corporations. The Plan seeks to accomplish these purposes and results by providing a means whereby such employees and directors may purchase shares of the common stock of the Bank pursuant to (a) options granted pursuant to the Incentive Stock Option Plan (the "Incentive Plan") (Division A hereof) which will qualify as incentive stock options under Section 422 of the Code ("Incentive Options"), or (b) options granted pursuant to the Non-Qualified Stock Option Plan (the "Non-Qualified Plan") (Division B hereof) which are intended to be non- qualified stock options described in Treas. Reg. §1.83-7 to which Section 421 of the Code does not apply ("Non-Qualified Options"). (Hereinafter, the term "Options" shall collectively refer to Incentive Options and Non-Qualified Options.)

        2.    Administration.    This Plan shall be administered by the Board of Directors of the Bank (the "Board of Directors"). Any action of the Board of Directors with respect to administration of the Plan shall be taken pursuant to a majority vote of its members; provided, however, that with respect to action taken by the Board of Directors in granting an option to an individual director, such action must be authorized by the required number of directors without counting the interested director, who shall abstain as to any vote on his option. An interested director may be counted in determining the presence of a quorum at a meeting of the Board of Directors where such action will be taken.

        The Board of Directors may, in its sole discretion, from time to time, establish a Stock Option Committee composed of not less than three (3) persons who must be directors of the Bank and, by appropriate resolution, delegate to the Stock Option Committee such power and authority over the administration of the Plan as the Board of Directors deems appropriate. Nothing contained herein shall prevent the Board of Directors from delegating to the Stock Option Committee full power and authority over the administration of the Plan.

        Subject to the express provisions of the Plan, the Board of Directors (or the Stock Option Committee, if authorized) shall have the authority to construe and interpret the Plan, and to define the terms used therein, to prescribe, amend, and rescind rules and regulations relating to administration of the Plan, to determine the duration and purposes of leaves of absence which may be granted to participants without constituting a termination of their employment for purposes of the Plan, and to make all other determinations necessary or advisable for administration of the Plan. Determinations of the Board of Directors (or the Stock Option Committee, if authorized) on matters referred to in this section shall be final and conclusive.

        3.    Participation.    All full-time salaried employees of the Bank and its subsidiary corporations (except for members of the Stock Option Committee) shall be eligible for selection to receive both incentive Options and Non-Qualified Options. Directors of the Bank and its subsidiary corporations (except for members of the Stock Option Committee) who are not also full-time salaried officers or employees of the Bank or a subsidiary corporation shall be eligible to receive only Non-Qualified Options under the Plan. Subject to the express provisions of the Plan, the Board of Directors (or the Stock Option Committee, if authorized) shall select from the eligible class and determine the individuals who shall receive Options, whether such Options shall be Incentive Options or Non-Qualified Options, and the terms and provisions of the Options, and shall grant such Options to such individuals. An. individual who has been granted an Option (an "Optionee") may, if such individual is otherwise eligible, be granted additional Options if the Board of Directors (or the Stock Option Committee, if authorized) shall so determine.

        4.    Stock Subject to the Plan.    Subject to adjustment as provided in Section 13 hereof, the stock to be offered under the Plan shall be shares of the Bank's authorized but unissued common stock, no par value (hereinafter called "stock"), and the aggregate amount of stock to be delivered upon exercise of all Options granted under the Plan, whether Incentive Options or Non-Qualified Options, shall not exceed One Hundred Forty-Eight Thousand Three Hundred Seventy-Seven (148,377) shares (29.04% of the number of shares of the Bank's stock issued and outstanding as of July 14, 1994), including 82,500 shares which are subject to Options previously granted under the Bank's 1983 Stock Option Plan, as amended, which have been transferred to this Plan. Two-thirds (2/3) of such shares shall be reserved exclusively for the grant of options to full-time salaried officers and employees of the Bank. The remaining one-third (1/3) of such shares may be granted to anyone eligible to participate in the Plan, including directors, officers and employees. If any Option shall expire for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for purposes of the Plan.

        5.    Option Price.    The purchase price of stock subject to each Option shall be determined by the Board of Directors (or the Stock Option Committee, if authorized) but shall not be less than one hundred percent (100%) of the fair market value of such stock at the time such Option is granted. As to any Incentive Option granted to an Optionee who, immediately before the Option is granted, owns beneficially more than ten percent (10%) of the outstanding stock of the Bank, the purchase price must be at least one hundred ten percent (110%) of the fair market value of the stock at the time when such Option is granted. The fair market value of such stock shall be determined in accordance with any reasonable valuation method, including the valuation methods described in Treas. Reg. §20.2031-2. The purchase price of any shares purchased shall be paid in full in cash at the time of each such purchase.

        6.    Option Period.    Each Option and all rights or obligations thereunder shall expire on such date as the Board of Directors (or the Stock Option Committee, if authorized) may determine, but not later than ten (10) years from the date such Option is granted, and shall be subject to earlier termination as provided elsewhere in the Plan. As to any Incentive Option granted to an Optionee who, immediately before the Option is granted, owns beneficially more than ten percent (10%) of the outstanding stock of the Bank (whether acquired upon exercise of Options or otherwise), such Option must not be exercisable by its terms after five (5) years from the date of its grant.

        7.    Continuation of Employment.    In the case of employees, nothing contained in the Plan (or in any Option agreement) shall obligate the Bank or its subsidiary corporations to employ any Optionee for any period or interfere in any way with the right of the Bank or its subsidiary corporations to reduce such Optionee's compensation.

        8.    Exercise of Options.    Each Option shall become exercisable in such installments, which need not be equal, and upon such contingencies as the Board of Directors (or the Stock Option Committee, if authorized) shall determine; provided, however, that if an Optionee shall not in any given installment period purchase all of the shares which such Optionee is entitled to purchase in such installment period, such Optionee's right to purchase any shares not purchased in such installment period shall continue until the expiration of such Option. No Option or installment thereof shall be exercisable except with respect to whole shares, and fractional share interests shall be disregarded except that they may be accumulated in accordance with the next preceding sentence. Options may be exercised by ten (10) days written notice delivered to the Bank stating the number of shares with respect to which the Option is being exercised, together with cash in the amount of the purchase price for such shares. No fewer than ten (10) shares may be purchased at one time unless the number purchased is the total number which may be purchased under the Option. As a condition to the exercise of a Non-Qualified Option, in whole or in part, by an Optionee who is an employee of the Bank (or who was an employee during the term of the Option), the Optionee shall be required to pay to the Bank, in addition to the purchase price for the shares being exercised, an amount equal to any taxes required to be withheld by the Bank in order to enable the Bank to claim a deduction in connection with the exercise of the Option.

        9.    Nontransferability of Options.    Each Option shall, by its terms, be nontransferable by the Optionee, other than by Will or the laws of descent and distribution, and shall be exercisable during such Optionee's lifetime only by the Optionee.

        10.    Cessation of Employment; Disability.    Except as provided in Sections 6 and 11 hereof, if an Optionee ceases to be employed by or to serve as a director of the Bank or a subsidiary corporation for any reason other than death or disability, such Optionee's Option shall expire thirty (30) days thereafter, and during such period after such Optionee ceases to be an employee or director, such Option shall be exercisable only as to those shares with respect to which installments, if any, had accrued as of the date on which the Optionee ceased to be employed by or ceased to serve as a director of the Bank or such subsidiary corporation. Except as provided in Sections 6 and 11 hereof, if an Optionee ceases to be employed by or ceases to serve as a director of the Bank or a subsidiary corporation by reason of disability (within the meaning of Section 22(e)(3) of the Code), such Optionee's Option shall expire not later than one (1) year thereafter, and during such period after such Optionee ceases to be an employee or director such Option shall be exercisable only as to those shares with respect to which installments, if any, had accrued as of the date on which the Optionee ceased to be employed by or ceased to serve as a director of the Bank or such subsidiary corporation.

        11.    Termination of Employment for Cause.    If an Optionee's employment by or service as a director of the Bank or a subsidiary corporation is terminated for cause, such Optionee's Option shall expire immediately; provided, however, that the Board of Directors may, in its sole discretion, within thirty (30) days of such termination, waive the expiration of the Option by giving written notice of such waiver to the Optionee at such Optionee's last known address. In the event of such waiver, the Optionee may exercise the Option only to such extent, for such time, and upon such terms and conditions as if such Optionee had ceased to be employed by or ceased to serve as a director of the Bank or such subsidiary corporation upon the date of such termination for a reason other than cause, disability, or death. In the case of an employee, termination for cause shall include termination for malfeasance or gross misfeasance in the performance of duties, conviction of illegal activity in connection therewith, any conduct seriously detrimental to the interests of the Bank or a subsidiary corporation, or removal pursuant to the exercise of regulatory authority by the California State Banking Department, the Federal Deposit Insurance Corporation or other bank supervisory agency; and, in any event, the determination of the Board of Directors with respect thereto shall be final and conclusive. In the case of a director, termination for cause shall include removal pursuant to Sections 302 or 304 of the California Corporations Code or removal pursuant to the exercise of regulatory authority by the California State Banking Department, the Federal Deposit Insurance Corporation or other bank supervisory agency.

        12.    Death of Optionee.    Except as provided in Section 6 hereof, if any Optionee dies while employed by or serving as a director of the Bank or a subsidiary corporation or during the 30-day or one-year period referred to in Section 10 hereof, such Optionee's Option shall expire one (1) year after the date of such death. After such death but before such expiration, the persons to whom the Optionee's rights under the Option shall have passed by Will or by the applicable laws of descent and distribution shall have the right to exercise such Option to the extent that installments, if any, had accrued as of the date on which the Optionee ceased to be employed by or ceased to serve as a director of the Bank or such subsidiary corporation.

        13.    Adjustments Upon Changes in Capitalization.    If the outstanding shares of the stock of the Bank are increased, decreased, or changed into, or exchanged for a different number or kind of shares or securities of the Bank, without receipt of consideration by the Bank, through reorganization, merger, recapitalization, reclassification, stock split-up, stock dividend, stock consolidation, or otherwise, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which Options may be granted. A corresponding adjustment changing the number or kind of shares and the exercise price per share allocated to unexercised Options, or portions thereof, which shall have been granted prior to any such change shall likewise be made. Any such adjustment, however, in an outstanding Option shall be made without change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the price for each share subject to the Option. No fractional shares of stock shall be issued under the Plan on account of any such adjustment.

        14.    Terminating Events.    Not less than thirty (30) days prior to a "Terminating Event," i.e., a dissolution or liquidation of the Bank, a reorganization, merger, or consolidation of the Bank with one or more corporations as a result of which the Bank will not be the surviving corporation, a sale of substantially all the assets and property of the Bank to another person, or any other transaction involving the Bank where there is a change in ownership of at least forty percent (40%), except as may result from a transfer of shares to another corporation in exchange for at least eighty percent (80%) control of that corporation, the Stock Option Committee or the Board of Directors shall notify each Optionee of the pendency of the Terminating Event. Upon delivery of said notice, any Option granted prior to the Terminating Event shall be, notwithstanding the provisions of Section 8 hereof, exercisable in full and not only as to those shares with respect to which installments, if any, have then accrued, subject, however, to earlier expiration or termination as provided elsewhere in the Plan. Upon the date thirty (30) days after delivery of said notice, any Option or portion thereof not exercised shall terminate, and upon the effective date of the Terminating Event, the Plan and any Options granted thereunder shall terminate, unless provision is made in connection with the Terminating Event for assumption of Options theretofore granted, or substitution for such Options of new options covering stock of a successor employer corporation, or a parent or subsidiary corporation thereof, with appropriate adjustments as to the number and kind of shares and prices.

        15.    Amendment and Termination by Board of Directors.    The Board of Directors may at any time suspend, amend, or terminate the Plan and may, with the consent of an Optionee, make such modification of the terms and conditions of such Optionee's Option as it shall deem advisable; provided that, except as permitted under the provisions of Section 13 hereof, any amendment or modification which would:

  (a)
  increase the maximum number of shares which may be purchased pursuant to Options granted under the Plan;

  (b)
  change the minimum option price;

  (c)
  increase the maximum term of Options provided for herein; or

  (d)
  permit Options to be granted to anyone other than a director or a full-time salaried officer or employee of the Bank or a subsidiary corporation,

requires the prior approval of the California State Banking Department. Any such amendment or modification shall be deemed adopted as of the date of the action of the Board of Directors effecting such amendment or modification (after receiving California State Banking Department approval) and shall be effective immediately, unless otherwise provided therein, subject to approval thereof within twelve (12) months before or after the effective date by shareholders of the Bank holding not less than a majority of the voting power of the Bank (and by a majority of either the disinterested shares represented and voting at a meeting, or a majority of the disinterested shares outstanding, if action is taken by written consent); provided, however, that the Board of Directors may amend the Plan in toto without shareholder approval (but with the prior approval of the California State Banking Department) if the Plan has not yet been approved by the shareholders.

        Notwithstanding the above, the Board of Directors (or the Stock Option Committee, if authorized to do so) may grant to an Optionee, if such Optionee is otherwise eligible, additional Options or, with the consent of the Optionee, grant a new Option in lieu of an outstanding Option for a number of shares, at a purchase price and for a term which in any respect is greater or less than that of the earlier Option, subject to the limitations of Sections 5, 6 and A-2 hereof.

        No Option may be granted during any suspension of the Plan or after termination of the Plan. Amendment, suspension, or termination of the Plan shall not, without the consent of the Optionee, alter or impair any rights or obligations under any Option outstanding prior to such amendment, suspension or termination of the Plan.

        16.    Time of Granting Options.    The time an Option is granted, sometimes referred to as the date of grant, shall be the day of the action of the Board of Directors (or action of the Stock Option Committee, if authorized to take such action) described in the second sentence of Section 2 hereof; provided, however, that if appropriate resolutions of the Board of Directors (or the Stock Option Committee, if authorized to grant options) indicate that an Option is to be granted as of and on some future date, the time such Option is granted shall be such future date. If action by the Board of Directors (or the Stock Option Committee, if authorized to take such action) is taken by the unanimous written consent of its members, the action of the Board of Directors (or the Stock Option Committee) shall be deemed to be at the time the last Board (or Stock Option Committee) member signs the consent.

        17.    Privileges of Stock Ownership: Securities Laws Compliance; Notice of Sale.    No Optionee shall be entitled to the privileges of stock ownership as to any shares of stock not actually issued and delivered. No shares shall be issued upon the exercise of any Option unless and until any then applicable requirements of any regulatory agencies having jurisdiction, and of any exchanges upon which stock of the Bank may be listed, shall have been complied with fully. The Bank will diligently endeavor to comply with all applicable securities laws before any Options are granted under the Plan and before any stock is issued pursuant to Options. The Optionee shall give the Bank notice of any sale or other disposition of any such shares not less than five (5) days after such sale or other disposition.

        18.    Effective Date of the Plan.    The Plan shall be deemed adopted as of the date first shown herein and shall be effective immediately, subject to approval hereof within twelve (12) months before or after said date by shareholders holding not less than a majority of the voting power of the Bank (and by a majority of either the disinterested shares represented and voting at a meeting, or a majority of the disinterested shares outstanding, if action is taken by written consent).

        19.    Termination.    Unless previously terminated by the Board of Directors or as provided in Section 14 hereof, the Plan shall terminate at the close of business on July 14, 2004, and no Options shall be granted under it thereafter, but such termination shall not affect any Option theretofore granted.

        20.    Option Agreement.    Each Option shall be evidenced by a written Stock Option Agreement executed by the Bank and the Optionee and shall contain each of the provisions and agreements herein specifically required to be contained therein, including whether the Option is an Incentive Option or Non-Qualified Option, and such other terms and conditions as are deemed desirable and are not inconsistent with the Plan.

        21.    Exculpation and Indemnification.    The Bank shall indemnify and hold harmless a member or members of the Board of Directors (or the Stock Option Committee), in any action brought against such member or members to the maximum extent permitted by then applicable law and the Articles of Incorporation and Bylaws of the Bank and any amendments thereto.

DIVISION A

INCENTIVE STOCK OPTION PLAN

        A-1.    Eligible Persons.    All full-time salaried officers and employees of the Bank and its subsidiary corporations shall be eligible for selection to participate in the Incentive Plan. Notwithstanding any other provisions of the Plan to the contrary, no director of the Bank or a subsidiary corporation who is not a fulltime salaried employee of the Bank or a subsidiary corporation and no member of the Stock Option Committee may be granted options under the Incentive Plan.

        A-2.    Limit on Exercisability.    The aggregate fair market value (determined as of the time the Option is granted) of the stock for which any full-time salaried officer or employee may be granted incentive Options which are first exercisable during any one calendar year (under all Incentive Stock Option Plans of such employee's employer corporation and its parent and subsidiary corporations) shall not exceed One Hundred Thousand Dollars ($100,000).

        A-3.    Interpretation of Plan.    Options granted pursuant to the Incentive Plan are intended to be "incentive stock options" within the meaning of Section 422 of the Code, and the Incentive Plan shall be construed to implement that intent. If all or any part of an Incentive Option shall not be deemed an "incentive stock option" within the meaning of Section 422 of the Code, whether by reason of Section 422 (b) (6) of the Code or otherwise, said Option shall nevertheless be valid and carried into effect as a Non-Qualified Option.

DIVISION B

NON-QUALIFIED STOCK OPTION PLAN

        B-1.    Eligible Persons.    All full-time salaried officers and employees and all directors of the Bank and its subsidiary corporations, except members of the Stock Option Committee, shall be eligible for selection to participate in the Non-Qualified Plan.

        B-2.    Interpretation of Plan.    Options granted pursuant to the Non-Qualified Plan are intended to be non-qualified stock options described in Treas. Reg. § 1.83-7 to which Section 421 of the Code does not apply, and the Non-Qualified Plan shall be construed to implement that intent.

BANK OF GRANADA HILLS

AMENDMENT TO 1994 STOCK OPTION PLAN

Adopted July 20, 2001

        Section 4 of the Bank of Granada Hills 1994 Stock Option Plan (the "Plan") is hereby amended to read in full as follows:

        "4.    Stock Subject to the Plan.    Subject to adjustment as provided in Section 13 hereof, the stock to be offered under the Plan shall be shares of the Bank's authorized but unissued common stock, no par value (hereinafter called "stock"), and the aggregate amount of stock to be delivered upon exercise of all Options granted under the Plan, whether Incentive Options or Non-Qualified Options, shall not exceed One Hundred Ninety-One Thousand Two Hundred and five (191,205) shares (30% of the number of shares issued and outstanding on July 20, 2001). Two-thirds (2/3) of such shares shall be reserved exclusively for the grant of options to salaried officers and employees of the Bank. The remaining one-third (1/3) of such shares may be granted to anyone eligible to participate in the Plan, including directors, officers and employees. If any Option shall expire for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for purposes of the Plan."

QuickLinks

  Exhibit 99.1
BANK OF GRANADA HILLS 1994 STOCK OPTION PLAN Adopted July 14, 1994
DIVISION A INCENTIVE STOCK OPTION PLAN
DIVISION B NON-QUALIFIED STOCK OPTION PLAN
BANK OF GRANADA HILLS AMENDMENT TO 1994 STOCK OPTION PLAN Adopted July 20, 2001